Exhibit 99.1

Final Transcript

Conference Call Transcript MOD - Q1 2012 Modine Manufacturing Co Earnings Conference Call Event Date/Time: Jul 28, 2011 / 02:00PM GMT

Final Transcript
Jul 28, 2011 / 02:00PM GMT, MOD - Q1 2012 Modine Manufacturing Co Earnings Conference Call

CORPORATE PARTICIPANTS

 Bob Kampstra
 Modine Manufacturing Company - VP, IR, Corporate Controller

 Tom Burke
 Modine Manufacturing Company - President and CEO

 Mick Lucareli
 Modine Manufacturing Company - CFO, VP Finance, Treasurer

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Quarter One, 2012, Modine Manufacturing Company Earnings conference call. My name is Kelly, and I'll be your coordinator for today. At this time, all participants are in listen-only mode. We will be facilitating a question-and-answer session towards the end of today's conference. (Operator Instructions).

I will now turn the presentation over to your host for today's conference, Mr. Bob Kampstra, Vice President, Investor Relations and Corporate Controller. Please proceed, sir.

Bob Kampstra - Modine Manufacturing Company - VP, IR, Corporate Controller

Thank you for joining us today for Modine's first quarter fiscal 2012 earnings call. With me today are Modine's President and CEO, Tom Burke, as well as Mick Lucareli, our Vice President of Finance, Chief Financial Officer and Treasurer.

We will be using slides with today's presentation. Those slides are available through both the webcast link as well as a PDF file posted on the Investors Relations section of our Company website, modine.com. Also, should you need to exit the call prior to its conclusion a replay will be available through our website beginning at approximately two hours after the call concludes.

On slide two is an outline for today's call. Tom and Mick will provide comments on our first quarter results and our fiscal 2012 guidance. At the end of the call there will be a question-and-answer session.

On slide three is our notice regarding forward-looking statements. I want to remind you that this call may contain forward-looking statements as outlined in today's earnings release, as well as in our Company's filings with the Securities and Exchange Commission. With that, it is my pleasure to turn the call over to Tom Burke. Tom?

Tom Burke - Modine Manufacturing Company - President and CEO

Thank you, Bob, and good morning, everyone. Let me say that we had a solid quarter. We will walk through the details in a moment, but the key highlights are that sales are on plan and exceeding last year's performance significantly. We had a good quarter operationally as well.

The result is a significant improvement in net earnings versus one year ago and an EPS that puts us solidly on track with our expectations and guidance. We view this quarter as further evidence that the strategies we deployed during the recession are working, positioning Modine for long-term success.

Before we cover our financials in more detail, I would like to provide our perspective on our served markets. In short, we remain optimistic on the outlook of our targeted markets. From a global Truck perspective, we are assuming that truck orders will continue to improve in our traditional markets of North America and Europe. As far as truck demand in developing economies, we are anticipating continued strong demand in China and Brazil, with some slowing in the India truck market.

Final Transcript
Jul 28, 2011 / 02:00PM GMT, MOD - Q1 2012 Modine Manufacturing Co Earnings Conference Call

Moving to the other markets, we're assuming that the Agricultural and Heavy Construction off-highway markets remain at the current high demand levels for the foreseeable future. We are forecasting the light construction market will grow slightly off its low base.

The North America Heating and Cooling market is showing improvement coming off the depressed sales levels of 2009 and 2010. The school HVAC conversion demand is up year-over-year in certain states in the US, driven by the need for meeting tighter regulatory requirements for air quality and noise control.

The North America Heating Business is also showing signs of improvement as energy efficiency needs are creating higher demand for products like our Effinity93 product line of unit heaters.

In the UK and Western Europe there continues to be strong demand for additional data center cooling capacity as well as for new product offerings that provide energy efficiency benefits to the market, which is providing a great opportunity for both our Airedale business in the UK.

We are certainly keeping a cautious eye on the uncertainty surrounding the economies in Asia and South America. We've adjusted our forecast for certain segments in specific countries such as Heavy Duty Truck market in India, as I mentioned earlier, which has seen a downward adjustment in output due to local economic issues. However, our forecast for the off-highway and truck markets in China and Brazil remain consistent with industry projections.

The key takeaway from all of this is that, with our established run rate and operating results, and with the positive outlook in our global markets, we remain fully committed to our stated objective of achieving 11% to 12% return on capital employed by the end of our next fiscal year, which would be March of 2013.

Turning to page five, I'd like to provide you with a short overview of each of our business segments. Overall, our business strategies and priorities remain unchanged. We're focused at this time on the basics of execution. Consistent with that, in Asia we are focused on the effective management of the rapid growth that we are experiencing both operationally and financially.

The Asia team had a solid quarter despite the many challenges they are facing with the significant number of launches now under way. We are seeing a continued acceleration of new business wins in this maturing segment along with further opportunities that are absorbing our capacity ahead of our plans, which is a great problem to deal with.

We've deployed additional resources to the Asia region to ensure we effectively execute the programs, and develop and train the new personnel being added to the team. We are taking full advantage of the fast-growing China construction equipment market. Our business opportunities with both global and local customers continue to provide new opportunities for growth.

As mentioned, we are seeing some slowdown in India Truck market. The impact is minor and is being more than offset with positive results elsewhere. But we are poised to take advantage of this market when it reaches its full potential.

In Europe, the team is embracing the anticipated challenges associated with a major conversion of their business model from an automotive focus to a commercial truck focus, which is in its early stages.

The team is focused on the many launches driven by the deployment of our ORIGAMI technology strategy. The heavy-duty ORIGAMI truck radiator launch is in the initial phases of production with a major European truck producer. This production facility will ramp up on a steady basis over the next 12 months to support additional European truck customers.

With the Euro 6 emissions conversion under way, we are now positioned to achieve our stated objective to secure a leading European truck market share in the Powertrain Cooling segment. I am very excited about the outlook for our team in Europe and the global potential for this new technology.

In addition, the team in Europe is focused on expanding and filling our operations in Hungary and Austria with additional business. In Hungary, the EGR launches resulting from the Euro 6 and Stage 4 emission laws are bringing valuable new business to this very profitable operation. And in Austria, our team is finalizing pre-production activity for the ORIGAMI condenser technology to support several new premium automotive programs that will launch this fall.

Looking at North America, we are focused on taking advantage of our targeted markets in the Commercial Truck, Agriculture and Heavy Duty Construction segments. We continue to secure new business wins in the off-highway segments, both with Agriculture and Construction customers. The team is driving operational excellence with a much more stable manufacturing footprint. The last of the announced plant closures is ahead of schedule, targeted for completion in this fiscal year.

Final Transcript
Jul 28, 2011 / 02:00PM GMT, MOD - Q1 2012 Modine Manufacturing Co Earnings Conference Call

In our year-end release, we disclosed two material weaknesses in North America relating to inventory and trade compliance that were a result of control issues emanating from the SAP launch and ineffective administrative processes. We have our arms around both the inventory and trade compliance weaknesses, and we'll continue our efforts until these are fully remediated. In addition, we're sharing the lessons learned in process disciplines across all of our segments.

Turning to page six, South America sales came in strong in the first quarter. Our full-year outlook is right in line with our expectations. We continue to take advantage of the strength of our primary served markets in the Agriculture and Commercial Truck segments.

Based on the elimination of incentives in 2010, we are beginning to monitor some public uncertainty of the Brazilian agriculture market. We have seen a slight softening of production orders, however, the agricultural market outlook remains positive overall.

Operationally, our Brazil plant is facing some short term performance challenges with a major rearrangement designed to increase overall manufacturing capacity, and you'll see some evidence of that in the numbers Mick will review. We do not expect this to be an ongoing issue. The adjustment is necessary to support further growth for aluminum brazing capacity to serve the opportunities created by increasing localization by global truck OEMs.

The Commercial HVAC team had a great first quarter performance, both in revenue and in earnings, versus a year ago. Sales in our Airedale operation in the UK reached an all-time high as a result of a strong data center market demand and also recent new product offerings that our customers value.

In North America, sales are up versus a year ago, driven by stronger demand from the school HVAC market. We are anticipating a favorable heating season, as well as an increase in customers seeking energy efficiency solutions, such as those provided by our Effinity93 product line.

I am very excited with the initial response to our new package rooftop unit, which we introduced earlier this year. These units provide customers full heating and air conditioning capability, with features that provide significant energy savings. Orders are on track with our expectations, with the first installation under way in this large market segment opportunity. This should provide a significant source of revenue for this business unit, given the high unit prices for this product. We will continue to be aggressive in this highly profitable segment as we evaluate further growth opportunities, both organic and inorganic.

With that, I'd like to turn over to Mick for a full overview of our financial performance and guidance.

Mick Lucareli - Modine Manufacturing Company - CFO, VP Finance, Treasurer

Thanks, Tom, and good morning to everybody. From my perspective, this quarter represents another successful quarter of Modine delivering and executing on its plan. So let's turn to slide seven, and I'll walk through the income statement. Sales are up 21% over the prior year, driven by increases in all of our business segments and the benefit of foreign exchange rates.

Our gross profit improved by 18%, however, the margin declined slightly on a year-over-year basis. If you recall, we had a very strong first quarter gross margin last year which included two one-time benefits. First, we had a $1.7 million post-retirement curtailment gain in North America last year. Second, we benefitted by $1 million from a settlement with a supplier. Together, these resulted in approximately 80 basis points in benefit last year.

SG&A continues to improve as a percentage of sales, and we are meeting our objective of 11% to 12% of sales. In total spending terms, year-over-year SG&A comparables were impacted by higher exchange rates, a severance in Europe, and the benefit of asset sales in the prior year. Last and most importantly, net earnings improved by $8 million, and our EPS of $0.28 more than doubled compared to the prior year.

Moving on to slide eight, let's take a quick look at some important data regarding our balance sheet. First quarter operating cash flow improved versus last year due to stronger cash earnings. However, the quarter was also impacted by customary working capital increases, pension funding and other employee benefit payments.

Final Transcript
Jul 28, 2011 / 02:00PM GMT, MOD - Q1 2012 Modine Manufacturing Co Earnings Conference Call

Investing cash flow was up, primarily due to the timing of current year capital spending and inflows from asset sales in the prior year. As we look forward, we are anticipating stronger cash flow over the next several quarters, and overall the balance sheet remains strong with net debt-to-capital at 26.5%, and $48 million of cash on hand.

Moving on to slide nine, we will review our segment results for the quarter, but before I start, I want to point out that beginning this quarter we changed the reporting of our Coil Products Group, which had been reported as part of the Commercial Products segment. We have now recast approximately $50 million of annual sales from our Commercial Products segment to our North American segment. All of the prior year numbers have been updated to include this change.

So now let's take a closer look at the North American business segment. Sales were up 11%, with the continued recovery in commercial vehicle end markets and somewhat slower recovery in the construction Ag markets. As a reminder, revenue will be negatively impacted this year by approximately $45 million of a few programs that wind down this year.

Gross margin increased by $1.7 million or 8%, and as I mentioned earlier, the year-over-year gross margin was negatively impacted by $1.7 million post-retirement curtailment gain recorded in the prior year. This had a positive impact in the prior year of about 120 basis points. The North American segment also had a $1.2 million asset sale gain last year, which was recorded in SG&A. But overall we remain very pleased with the continued improvement in the North American segment.

Moving on to slide 10, we have a look at our South American business. Given the strong run in Brazil, we see tough year-over-year comparables in South America, yet the market and the overall business continue to do well. Underlying sales were up 16%, driven by strong truck product sales and increased export and aftermarket sales. Gross profit improved 21% or $1.6 million. Gross margin was negatively impacted by the stronger Brazilian currency, though.

Export sales margins are impacted because our products are sold in US dollars, yet our costs remain in local currency. A strong local currency also puts some pressure on aftermarket margins, because foreign competition is better able to import products at relatively lower prices, which can impact pricing and margins.

And then lastly, operating income was impacted further by a few items in the quarter, which amounted to approximately $1.5 million. First, we had higher air freight costs, and as Tom mentioned, we are rearranging our facility to create additional production capacity. Next, we had a couple of employee-related expenses and accruals. And then last, in the prior year we benefitted by a reversal of a bad debt accrual. Obviously, we don't anticipate these items will continue throughout the year.

Turning to slide 11, we have a look at our European business. Underlying sales in fiscal '12 were up 11%, driven by strength across all markets. The additional 15% revenue growth was due to the currency translation of the euro. It strengthened compared to the dollar. Gross profit improved by $3.5 million or 16%. The year-over-year gross margin comparison was partially impacted by a $1 million benefit we received last year- from a supplier settlement.

The margin was also impacted by a higher mix of products that carry a relatively lower margin. And also during the quarter, we recorded a large severance expense in SG&A, and excluding this one-time cost of about $1.6 million, SG&A would have actually declined as a percentage of sales on a year-over-year basis.

We continue to anticipate a commercial vehicle recovery in Europe this year, but our business currently remains heavily dependent on automotive sales. And as a reminder, in fiscal '12 revenue will be negatively impacted by approximately $50 million as our automotive module business winds down.

As Tom mentioned, we remained enthusiastic about this segment's ability to improve margins and volumes, or as volumes return, in a shift towards more heavy duty market applications. However, this year there's a lot on our plate and we continue that transition and launch new ORIGAMI products.

Looking at slide 12, we have our Asia business segment. Sales were up a very strong 78% as this segment continues to launch new programs in both China and India. I'll remind you that our largest growth driver this year continues to be new product launches and the execution of those launches.

Final Transcript
Jul 28, 2011 / 02:00PM GMT, MOD - Q1 2012 Modine Manufacturing Co Earnings Conference Call

Gross profit and margin improved as volumes have continued to grow. And we expect Asia gross margins to fluctuate a bit over the next few quarters as new products continue to be launched in this segment. Although we're pleased with positive operating income for the quarter, we do anticipate negative operating income will return until later in the fiscal year. This is primarily due to the timing of continued startup costs in Asia.

Now turning to slide 13, we have a look at our Commercial Products business segment. This segment is performing very well with sales up 23% with increases in all of our primary product lines. Gross margin improved 28%, resulting in a 25% -- I'm sorry -- our gross profit improved to 28 percentage points, resulting in a 25% increase in the gross profit year-over-year.

Operating income benefited from higher volumes and relatively flat SG&A. This led to a 127% improvement in operating income year-over-year. In the pie chart you can see Commercial Products is well-diversified, and we continue to evaluate organic and inorganic growth opportunities in this space as a way to further diversify our Company and enhance returns.

Now, let's turn to our outlook on slide 14. I'll start by saying that we are off to a very solid start. We continue to expect revenues to increase 12% to 16%. This includes approximately $100 million of the programs that are winding down that I previously mentioned. With this, we're projecting operating income -- the margin in a range of 4.1% to 4.7%. This leads to an earnings per share in the range of $0.95 to $1.05, which also represents a significant improvement over the prior year. And finally, we expect our capital spending to be in the $70 million to $75 million range this year.

As we look at the run rate for the rest of the year, I would like to point out that we are anticipating a slight dip in the second quarter, which is normal and expected. This is due to seasonality in Europe and accelerating launch costs in Asia. Again, this is nothing unusual. Then we anticipate earnings will accelerate sequentially in the third and fourth quarters. With that said, we remain on our plan and very confident in our full year results.

So Tom, I'll turn that back to you.

Tom Burke - Modine Manufacturing Company - President and CEO

Thanks, Mick. In summary, as Mick said, we are off to a very solid start to our fiscal year. Despite some economic uncertainty, our major market outlook continues to be positive. We remain confident in our growth strategies that are taking form and starting to demonstrate success in those targeted markets. We see the benefits of our diversified market focus and will continue to pursue further opportunities to diversify within the Thermal Management Technology segments.

In June of this year, we celebrated our 95th anniversary as an independent Company. We are very proud of this great accomplishment. We're even more excited about the future and the great potential our teams have worked so hard to build and are very eager to deliver. With that, we'd like to take your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Your first question comes from David Leiker of Robert W. Baird.

Unidentified Participant

Hi. Good morning guys. This is Joe on the line for David.

Tom Burke - Modine Manufacturing Company - President and CEO

 Hey, Joe.

Final Transcript
Jul 28, 2011 / 02:00PM GMT, MOD - Q1 2012 Modine Manufacturing Co Earnings Conference Call

Mick Lucareli - Modine Manufacturing Company - CFO, VP Finance, Treasurer

Hey, Joe.

Unidentified Participant

Hey, good quarter, just have a few quick questions. We've been hearing a lot the past few days from both OEMs and suppliers with North America exposure about extra costs in the supply chain and some inconsistent production rates. Can you comment if you're seeing any of that on the commercial vehicle side of your business?

Tom Burke - Modine Manufacturing Company - President and CEO

No, I saw that, a lot of attention in the media in different outlets. We are not seeing any systemic issues. We have a few weak spots here and there as we've come through a lot of launching and bringing in new suppliers. But we are not being constrained and don't see that impacting our business, Joe.

Unidentified Participant

Okay, great. That's helpful. And then another thing on your Class A truck forecast, 255,000, I'd say that's a little bit above a lot of what maybe other analysts are forecasting. And there was one OEM out a few days ago with a prediction. I would say maybe 20,000 units below that. I'm just wondering as this develops, how confident are you in that 255,000? Is that based on orders you're seeing from customers or is there still a little bit that needs to be booked this year?

Tom Burke - Modine Manufacturing Company - President and CEO

Well, I think two-part answer. Number one, we use ACT as kind of our guidance, which lines up with them on orders. But we're always triangulating versus our direct customer orders, Joe, so as we look at our Class A truck manufacturers, they are doing well and participating well in the market. So it kind of -- we do not see a problem with our outlook in how we are being served by our customers. Last, I'd like just to say that Class A, it's only representing about 17% of our total business anyway. And so -- what was that?

Mick Lucareli - Modine Manufacturing Company - CFO, VP Finance, Treasurer

North America.

Tom Burke - Modine Manufacturing Company - President and CEO

Yes, North America business. Excuse me. Thanks, Mick. So again, although we track that closely, it clearly is not the dominant factor in the North American Region.

Unidentified Participant

Okay, thanks. And the pie charts are extremely helpful to get a sense of where your business lies in each region. That's really great detail.

One last question, if I look at your earnings results and margin performance this quarter, you came in at a 4.8% operating margin. You generated $0.28 a share in EPS. Going forward and accounting for some seasonality next quarter, is there any reason why earnings shouldn't be as strong or stronger than they were this quarter? And if so, why does guidance for the year stay at the 4.1% to 4.7% operating margin range?

Final Transcript
Jul 28, 2011 / 02:00PM GMT, MOD - Q1 2012 Modine Manufacturing Co Earnings Conference Call

Mick Lucareli - Modine Manufacturing Company - CFO, VP Finance, Treasurer

Joe, this is Mick. As we look out, you're right, at the full year we definitely see a Q3 and Q4, so the second half of our year, more in line with Q1. As you know, we just always tend to come out of the chute seasonality-wise with a very strong Q1 and then primarily always the biggest driver for us in Q2 and the dip is how much Europe shuts down and that being nearly half the Company. And then Asia launch costs.

Your question is kind of about run rate. I think that I mentioned we see Q3 and Q4 consistent or similar, strong like Q1. The issues we're trying to manage there as we gave original guidance in last quarter was we had a lot of launch activity going on, both in Asia and Europe, which can create some inefficiencies. We want to keep our eye on that. And then just as you and Tom were talking about concerns, question marks everybody has around the general economic trends in Asia and then some of the news everybody's talking about in the truck market.

Unidentified Participant

Okay. I actually lied and have one additional question. Most people have been taking their truck expectations in China down and based on comments earlier it sounds like you still expect pretty decent growth in the commercial vehicle market in China. I'm just wondering if maybe your growth is a function of share gains and --?

Tom Burke - Modine Manufacturing Company - President and CEO

Yes, yes. In China, the majority of our business is in the off-highway segments right now, with really being able to seize the opportunity with the construction growth in China. The truck market, the commercial truck market in China, as it grows into higher level of emission controls, that's when we'll have the opportunity to become more participative in that market. So we're not as susceptible to truck fluctuation in China right now and we see the off-highway construction business continue to be strong, which is really going to drive our near-term sales focus in that region.

Unidentified Participant

Great. That's all I had guys, very strong quarter. Thank you.

Mick Lucareli - Modine Manufacturing Company - CFO, VP Finance, Treasurer

Thank you.

Operator

(Operator Instructions). And we have no further questions at this time. I'll turn it back over to Mr. Bob Kampstra for closing remarks.

Bob Kampstra - Modine Manufacturing Company - VP, IR, Corporate Controller

All right. Thank you. This concludes today's call. Thank you everyone for joining us. We look forward to talking with you in a quarter. Good-bye.

Operator

Ladies and gentlemen, thank you for your participation in today's conference. This concludes the presentation and you may now disconnect. Have a good day.

Final Transcript
Jul 28, 2011 / 02:00PM GMT, MOD - Q1 2012 Modine Manufacturing Co Earnings Conference Call

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